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                                                                       Exhibit 5



September 29, 1997


Fluor Corporation
3353 Michelson Drive
Irvine, California  92698

Re:   Fluor Executive Deferred Compensation Program

Ladies and Gentlemen:

As Senior Vice President-Law and Secretary of Fluor Corporation ("Fluor"), I am familiar with the activities of Fluor and its corporate records. I have participated in the authorization and preparation of the Fluor Executive Deferred Compensation Program (the "Plan") and the registration statement on Form S-8 ("Registration Statement") being filed by Fluor under the Securities Act of 1933, as amended, for the purpose of registering deferred compensation obligations of Fluor arising under the Plan.

On the basis of my knowledge of Fluor's activities and its corporate records, I am of the opinion that the deferred compensation obligations of Fluor arising upon the deferral of participant compensation in accordance with the Plan will be the legally valid and binding obligations of Fluor enforceable in accordance with the terms of the Plan except as limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Lawrence N. Fisher